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                                                                    EXHIBIT 99.1

                                 PRESS RELEASE

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PAN PACIFIC RETAIL PROPERTIES, INC.                            TRADED: NYSE: PNP
1631 SOUTH MELROSE DRIVE, SUITE B
VISTA, CA 92083

CONTACT: Carol Merriman, Investor Relations (760) 727-1002

FOR IMMEDIATE RELEASE
Friday, January 5, 2001


               PAN PACIFIC RETAIL PROPERTIES EXECUTES 1.0 MM SHARE STOCK BUYBACK FROM REVENUE PROPERTIES COMPANY LTD.

         SAN DIEGO, CALIF., JANUARY 5, 2001 - Pan Pacific Retail Properties, Inc. (NYSE: PNP) today announced that it has purchased 1.0 million shares of its common stock from Revenue Properties (U.S.), Inc., a wholly owned subsidiary of Revenue Properties Company Limited (TSE:RPC). Pan Pacific purchased the stock at a price of $20.85 per share. The transaction was financed through a draw under the Company's unsecured line of credit.

         As of January 4, 2001, the closing price of Pan Pacific's common stock was $22.5625.

         In a separate press release, Revenue Properties announced today that it had also sold, in another transaction, 1.8 million shares of its Pan Pacific stock to a U.S. institutional investor.

         "We are pleased to complete the purchase from Revenue Properties," stated Stuart Tanz, President and Chief Executive Officer of Pan Pacific. "We expect the transaction will be accretive to our earnings. The shares were purchased at what we believe is a discount to our net asset value. This transaction, together with Revenue's sale of an additional 1.8 million shares, further diversifies our shareholder base and reduces Revenue's ownership of Pan Pacific down to approximately 26%."

                       ABOUT PAN PACIFIC RETAIL PROPERTIES

         Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. Pan Pacific focuses on creating long-term stockholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. Pan Pacific's strategy is aimed at providing stockholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

         Pan Pacific is the largest neighborhood shopping center REIT on the West Coast. Pan Pacific's portfolio currently totals 111 properties, encompassing over 15 million square feet, and is 95% leased to over 2,100 retailers. The portfolio is diversified across five Western U.S. markets:
Northern California, Southern California, Washington, Oregon and Nevada.

         Pan Pacific is a full service real estate company with in-house expertise in acquisitions, leasing, development, property management, marketing and accounting. Pan Pacific is headquartered in Vista (San Diego) California, and has five regional offices located in Sacramento, California; Chino, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

(Note: Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include market valuations of its stock, financial performance and operations of its shopping centers, real estate conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions including the completion of customary due diligence and closing conditions, changes in the availability of additional acquisitions, changes in local or national economic conditions, and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including the Annual Report on Form 10-K for the year ended December 31, 1999.)


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